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                                                                     EXHIBIT 5.5


                      [LETTERHEAD OF HOLLAND & KNIGHT LLP]


February 13, 2003


MedQuest, Inc.
2400 North Point Parkway
Alpharetta, Georgia  30022

O'Melveny & Myers LLP
30 Rockefeller Plaza
New York, New York 10112


             RE:  REGISTRATION OF SECURITIES OF MEDQUEST, INC.
                  --------------------------------------------

Ladies and Gentlemen:

      Reference is made to the Registration Statement (the "Registration Statement") on Form S-4 (File No. 333-101399) of MedQuest, Inc., a Delaware corporation (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange up to $180,000,000 principal amount of the Company's 11 7/8% Senior Subordinated Notes due 2012 that have been registered under the Securities Act of 1933 (the "New Notes"), which New
Notes will be guaranteed (the "Guarantee") by, among others, Florida Diagnostic Imaging Center, Inc., a Florida corporation (the "Florida Guarantor"), for a like principal amount of the Company's outstanding
11 7/8% Senior Subordinated Notes due 2012 (the "Old Notes"), which Old
Notes have also been guaranteed by such guarantor. We have acted as special Florida counsel to the Florida Guarantor for the sole purpose of rendering our opinions below in connection with the above.

      In connection with this opinion letter, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Registration Statement, (ii) the Indenture dated as of August 15, 2002, as supplemented (the "Indenture"), among the Company, MQ Associates, Inc., as guarantor, the Subsidiary Guarantors parties thereto and Wachovia Bank, National Association, as Trustee, and (iii) such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have also relied upon statements and factual representations made to us by representatives of the Company. We have assumed without inquiry or other investigation (a) the legal capacity of each natural person executing the agreements and instruments described herein, (b) the agreements and instruments described herein constitute the valid and binding obligation of each party to such agreements and instruments (other than the Florida Guarantor), enforceable against such party in accordance with their respective terms, (c) that there have been no undisclosed modifications of any provision of any document reviewed by us in connection with the rendering of the opinions and no undisclosed prior waiver of any right or remedy contained

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MedQuest, Inc.
February 13, 2003
Page 2

in any of the documents, (d) the genuineness of each signature, (e) the completeness of each document submitted to us, (f) the authenticity of each document reviewed by us as an original, (g) the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy, and (h) that each transaction complies with all tests of good faith, fairness, and conscionability required by law.

      Notwithstanding our opinions expressed herein, we express no opinion with respect to (a) provisions regarding contribution among the various parties, (b) waivers of (i) legal or equitable defenses, (ii) rights to damages, (iii) rights to counter claim or set off, (iv) statutes of limitations, (v) rights to notice,
(vi) the benefits of statutory, regulatory, or constitutional rights, unless and to the extent the statute, regulation, or constitution explicitly allows waiver, and (vii) other benefits to the extent they cannot be waived under applicable law, and (c) the enforceability of the Guarantee of the Florida Guarantor, if it should be determined that adequate and legally sufficient consideration has not been given in exchange for the obligations guaranteed by the Guarantee of the Florida Guarantor, or that adequate and legally sufficient consideration has not been given for the granting and delivery of the Guarantee of the Florida Guarantor, or that the Florida Guarantor has not received reasonably equivalent value for its obligations pursuant to the Guarantee of the Florida Guarantor, as to all of which we express no opinion.

      Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and
(iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

      Upon the basis of and subject to the foregoing and subject to the exceptions, qualifications and limitations hereinafter set forth, we are of the opinion that when the New Notes have been duly executed, authenticated, issued and delivered in accordance with the Indenture in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the Guarantee of the Florida Guarantor will be the legally valid and binding obligation of the Florida Guarantor.

      This opinion letter is based as to matters of law solely on such internal law of the State of Florida (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of Florida), and such federal law of the United States of America that, in each case in our experience, is normally applicable to a transaction of the type described herein and the parties thereto. Accordingly, we express no opinion with respect to the effect of the laws of any other jurisdiction on the transactions described herein. We note that the Indenture, the New Notes and the Old Notes provide that they will be governed by the laws of the State of New York, but our opinions contained herein are given as if those documents were governed by the laws of the State of Florida.

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MedQuest, Inc.
February 13, 2003
Page 3


      We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.


                                       Very truly yours,

                                       Holland & Knight LLP

                                       /s/ HOLLAND & KNIGHT LLP